Exhibit 10.1

Nkarta, Inc.

1150 Veterans Blvd

South San Francisco, CA 94080 USA

June 5, 2025

Shawn Rose

Via Electronic Delivery

Dear Shawn,

I am pleased to offer you a position with Nkarta, Inc. (the “Company”), as Chief Medical Officer and Head of R&D reporting to Paul Hastings, President. Your employment with the Company will commence on Monday, June 23, 2025 (the “Start Date”). Effective as of the Start Date, you will receive an annual base salary of $510,000 (the “Base Salary”), which will be paid in accordance with the Company’s then existing payroll procedures.

You will receive a sign-on bonus of $50,000, less required and designated payroll deductions and withholdings, within thirty (30) days after your Start Date; provided that this bonus will not be considered earned or vested unless you remain employed with the Company for twelve (12) months after your Start Date or should the Company terminate your employment during that twelve (12)-month period. If you decide to terminate your employment with the Company for any reason within twelve (12) months after your Start Date, you agree that you will immediately re-pay the amount of this bonus ($50,000) to the Company.

Each year during the term of your employment, you will be eligible for a bonus of up to forty percent (40%) of your then existing Base Salary based on achievement of performance objectives to be determined by the Board of Directors (the “Board”). Your bonus opportunity for 2025 will not be pro-rated based on Start Date. Any bonuses will be subject to your continued employment with the Company through the date the bonus is paid, in no event later than March 15 of the calendar year following the calendar year as to which the bonus relates. As an employee, you will also be eligible for standard Company benefits in accordance with Company policy, subject in each case to the generally applicable terms and conditions of the applicable benefit plan and to the determinations of any person or committee administering such plan. You will be entitled to paid time off in accordance with the Company’s time-off policy, the timing and duration of such time off to be mutually and reasonably agreed to between you and the Company. The Company will also reimburse any of your expenses associated with Company business, subject to and in accordance with the Company’s expense policies. You should note that the Company may modify salaries, benefits, and its policies from time to time as it deems necessary or appropriate.

If you decide to join the Company, the Company will recommend that the Board grant you an option (the “Option”) to purchase 500,000 shares (subject to customary adjustments for stock splits, reverse splits, stock dividends and similar events after the date hereof) of the Company’s common stock (“Common Stock”) at a price per share equal to the closing price (in regular trading) of a share of Common Stock on the date of grant of the Option (or, if the date of grant of the Option is not a trading day, as of the most recent trading day prior to the date of grant of the

Option). Twenty-five percent (25%) of the Option will vest and be exercisable on the first anniversary of the Start Date, subject to your continuing employment with the Company through that date, and none of the Option will vest before such date. The remaining Option will vest monthly over the next thirty-six (36) months in equal installments, subject in each case to your continuing employment with the Company through the applicable vesting date. The Option will be granted under the Company’s equity incentive plan and will be subject to such further terms and conditions as set forth in such plan and in a written stock option agreement to be entered into by the Company and you to evidence the Option.

Effective as of your Start Date, the Company will offer you a Severance Agreement in the form that the Company has entered into with other non-CEO C-suite officers of the Company (the “Severance Agreement”). Your severance period under the Severance Agreement will be nine (9) months for an Involuntary Termination (as defined in the Severance Agreement) not in connection with or within one year following a Change in Control (as defined in the Severance Agreement) and twelve (12) months for an Involuntary Termination in connection with or within one year following a Change in Control.

If you terminate, or if the Company terminates, your employment for any reason (with or without cause), then (except as otherwise provided in the circumstances in your Severance Agreement) you will be entitled to receive only: (i) any earned but unpaid Base Salary as of the date of termination; (ii) reimbursement for all reasonable and pre-approved necessary expenses incurred by you in connection with your performance of services on behalf of the Company while you are employed with the Company (subject to providing reasonable documentation of such expenses and to the extent such expenses are reimbursable under the Company’s expense policies), payable in accordance with applicable Company policies and procedures; and (iii) your vested and unpaid benefits (if any) pursuant to any Company benefit plan, payable in accordance with the terms of the applicable plan.

The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two (2) weeks’ advance notice.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Please bring such documentation with you on your Start Date or our employment relationship with you may be terminated.

During the course of your employment with the Company, you shall perform your job responsibilities entirely within the United States and at the work location address(es) on file with the Company’s People team, unless it is during brief periods of travel (<2 weeks) required for your job or you receive prior written approval from both your manager and the Company’s People team to move your work to a new state or to work temporarily from a location outside of the United States.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing, and will not interfere with your performance of, the duties of your position and you represent that such is the case. Moreover, you agree that, while you are employed with the Company, you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the period of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third-party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a condition of your employment and prior to the Start Date, you are also required to sign the Company’s At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (“Confidentiality Agreement”) which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, non-disclosure of Company proprietary information, and that in the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that any and all disputes between you and the Company will be fully and finally resolved by binding arbitration. Please note that we must receive your signed Confidentiality Agreement before your first day of employment. Your continued employment with the Company is subject to your ongoing compliance with your obligations under the Confidentiality Agreement and your compliance with all other Company policies, as they are in effect from time to time.

This letter and all of your rights and obligations hereunder are personal to you and may not be transferred or assigned by you at any time. The Company may assign its rights under this letter to a parent or affiliated company or to an entity that assumes the Company’s obligations hereunder in connection with a sale or transfer of all or a substantial portion of the Company’s business or assets.

To accept the Company’s offer, please sign and date this letter agreement in the space provided below and return it to the sender before the deadline indicated below. This letter, along with the Confidentiality Agreement set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre‑employment negotiations, whether written or oral. This letter, including, but not limited to, its at‑will employment provision, may not be modified or amended except by a written agreement signed by authorized officer of the Company and you.

This offer of employment will expire if we don’t receive your signed acceptance by Friday, June 6, 2025.

I look forward to your favorable reply and to welcoming you to Nkarta!

Sincerely,

/s/ Paul J. Hastings

Paul J. Hastings, CEO

Date: 6/5/2025

Agreed to and accepted:

/s/ Shawn Rose

Shawn Rose

Date: 6/5/2025

Enclosures

At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement